Exhibit 10.11

100,000 Revenue Stamp

Deed of Loan Agreement

(For variable rate spread lending)

September 29, 2023

To: Resona Bank, Limited

Address:	1-1-3 Otemachi, Chiyoda-ku, Tokyo	
Obligor:	Onodera Food Service Co., Ltd. Shinji Nagao, Representative Director Customer: Onodera Food Service Co., Ltd.	(Seal)
Address:		
Joint guarantor:		
Address:		
Joint guarantor:		

Registered seal for savings accounts for repayment

(Seal)

Affix if different from the seal of the agreement

In addition to the respective clauses of the separate Agreement on Banking Transactions, the Obligor has agreed to this agreement and promised to borrow money from your company in accordance with the following conditions. (Check off either box for each item.)

Article 1 (Conditions of Borrowing)

Amount	250,000,000 yen		
Use of funds	Business facilities		
Date of borrowing	September 29, 2023	Final repayment date	September 30, 2030
Method of borrowing	Please deposit the money on the date of borrowing in the account designated by the Obligor.		
Interest rate	For each interest calculation period, the interest rate shall be calculated by adding (0.8%) per annum to (1) month TIBOR on the day two bank business days before the first day of the interest calculation period (calculated on a prorated basis with 365 days as one year).		
Method of repayment	☐ Lump-sum repayment on maturity ☑ Repayment in installments		

Period or dates of repayment	Date	Interval	Amount (yen)
October 31, 2023 – August 31, 2030	31st day	1 month	2,977,000
September 30, 2030			2,909,000

All parties to the contract must affix their seals.

(Acceptance/Receipt of Explanation and a Copy)

- I have received an explanation from your company with a written proposal and have executed this contract document with a sufficient understanding of the terms of the transactions under the agreement.
- I have received an explanation about the provisions of this contract document and have received a copy thereof.

[Joint Guarantor]

- I have received an explanation for the Agreement on Banking Transactions and details of joint and several suretyship and have received the Guidance about the Agreement on Banking Transactions and the Guidance about the Joint and Several Suretyship.

(Seal)

[Office Use Only] (For base interest-rate floor)

A3 horizontal, both sides

Date of delivery of proposal/explanation: 9.28.2023

Internal memo #	33-03978
Execution control #	2023092730965

Stamp of approval (including CRM confirmation)	Seal of person in charge	Preparation of management table for confirmation of intent to guarantee	Verification of registered seal for deposit	Verification of a seal impression	Reception stamp	Seal of proposal deliverer/ explainer

320 Toranomon 0638681 Onodera Food Service Co., Ltd. AB230-007-1 (Revision 12.2022) 7 years after full payment LPD Ver.0

<table>
<tr><td>Payment of interest</td><td colspan="3">☑ [Deferred payment] The interest will be paid on October 31, 2023, for the period from [☑ the date of borrowing / ☐ the day following the date of borrowing] to October 31, 2023; thereafter, it will be paid on the 31st day of every month in arrears for the previous one month. However, the interest on the final repayment date will be paid in arrears for the period from the day following the date of the previous interest payment to the final repayment date.
☐</td></tr>
<tr><td>Handling of holidays</td><td colspan="3">If the date of repayment of the principal and interest falls on a holiday, the date of repayment shall be put off to the following business day. However, if the following business day is in the following month, the principal and interest shall be paid on the immediately preceding business day.</td></tr>
<tr><td>Savings account for repayment</td><td>Resona Bank, Limited
Toranomon Branch</td><td>Account
Ordinary savings</td><td>Account number</td></tr>
<tr><td>Special terms</td><td colspan="3">1. The written guarantee of the (   ) credit guarantee association dated ***** **, 20**, shall be followed.
2. To provide the money on the above conditions, the Obligor agrees that your company will make financing transactions and hedge transactions, such as cap and swap with third parties (hereinafter collectively "Relevant Transactions").
3. (Prohibition of Cancellation, Assignment, and Pledge before Borrowing)
(i) The Obligor may cancel this agreement until the borrowing thereunder is executed; provided, however, that the Obligor shall immediately provide compensation (meaning the Settlement Money set forth in item 1 of paragraph 5) for any damage caused to your company as a result of such cancellation.
(ii) Before executing the borrowing under this agreement, the Obligor shall not change any condition of the borrowing and shall not assign or pledge any rights or the contractual status thereunder or create a third party's right on them or have a third party use such rights or status without your company's advance consent.
(iii) Before executing the borrowing hereunder, if your company determines that the Obligor falls under any item of paragraph 1 or 2 of Article 5 of the Agreement on Banking Transactions, your company may immediately cancel this agreement without giving any notice or demand.
(iv) Before executing the borrowing hereunder, if it becomes difficult for your company to execute the borrowing on the date of borrowing set forth in Article 1 for any reason not attributable to your company, including disruption in the financial market or a change in applicable laws and regulations, your company may cancel this agreement.
(v) When your company cancels this agreement under any of the preceding two items, your company shall not be liable for compensation for damage on the grounds of default or other reasons.
4. (Payment before Maturity)
(i) Unless otherwise provided for in this agreement, the Obligor shall not repay all or part of the borrowing before the final repayment date without your company's advance consent.
(ii) When the Obligor repays all or part of the borrowing before the final repayment date with your company's advance consent, the Obligor shall pay the administration fees prescribed by your company for payment before maturity; provided, however, that if such administration fees are revised, the Obligor shall thereafter pay the administration fees so changed. The same applies when the consumption tax is revised incidental to the amendment of laws and regulations.
5. (Settlement Money)
(i) If the Obligor cancels this agreement before executing the borrowing thereunder or repays all or part of the borrowing before the final repayment date, the Obligor shall immediately pay your company any fees, expenses, damage, or other burdens (hereinafter "Settlement Money") incurred by your company as a result of such cancellation or repayment. Such Settlement Money includes any expenses incurred when your company newly commences an alternative transaction to this agreement with a third party, or such transaction is assumed, and any damage incurred when Relevant Transactions are canceled before maturity.
(ii) If the Obligor's obligation is accelerated under Article 5 of the Agreement on Banking Transactions, or if your company cancels this agreement under the above section 3, the Obligor shall immediately pay Settlement Money to your company pursuant to the preceding item.</td></tr>
<tr><td>Definition</td><td colspan="3">1. The interest calculation period means a period from each date of interest payment (or the date of borrowing for the first interest calculation period) to the following date of interest payment or the final repayment date.
2. "TIBOR" means the interest rate of JAPANESE YEN TIBOR (365/SPOT) shown on page 17097 of the TELERATE screen around 1:00 p.m. on each business day; provided, however, that, if such interest rate is 0% or less, 0% shall be used as the TIBOR. If page 17097 of the TELERATE screen shows no such rate, the TIBOR shall be a rate determined by your company in reference to the interest rate required by your company to borrow funds in the domestic yen market during the interest calculation period.</td></tr>
</table>

Article 2 (Parallel Use of Bills)

1.	To ensure the repayment of the borrowing under Article 1, the Obligor shall draw a promissory bill in such amount and with such due date as designated by your company and provide it to your company and shall continue to renew it in the same way until the final repayment date.

2.	The Obligor may omit, with your company’s consent, the provision of a promissory bill under the preceding paragraph; provided, however, that, even in this case, the Obligor shall immediately provide a promissory bill pursuant to the preceding paragraph when required by your company at a later date.

Article 3 (Automatic Repayment of Principal and Interest)

1.	For the payment of the principal, interest, delay damages and other money hereunder, the Obligor shall, by each date of payment, deposit money in at least the prescribed amount in the savings account for repayment specified in Article 1, and your company shall withdraw the money from the savings account for repayment on the due date without checks, passbooks of ordinary savings/consolidated accounts, or withdrawal slips for them, whether under the rules for a current account or ordinary deposit, and shall appropriate it to each payment.

2.	When the balance in the savings account under the preceding paragraph is not sufficient for the amount of each payment, the Obligor shall not raise any objection even if your company does not process part of the payment and implement the prescribed measures for arrearage.

3.	When the balance in the savings account under the preceding paragraph reaches the due amount at a later date, your company may process it at any time in the same manner as under paragraph 1, including for delay damages.

Article 4 (Withdrawal of Incidental Expenses)

As for guarantee charges of the credit guarantee association required for your company’s claims hereunder to be preserved, other guarantee charges, certified date charges, fees related to registration, and any other expenses related to this agreement, your company shall also withdraw money from the Obligor’s savings account pursuant to Article 3.

Article 5 (Delay Damages)

If the Obligor fails to perform an obligation to your company hereunder (including the obligation to pay Settlement Money), the Obligor shall pay delay damages to your company at 14% per annum on the due amount (calculated on a prorated basis with 365 days as one year).

Article 6 (Preparation of Notarized Instrument)

At your company’s request, the Obligor and the joint guarantor shall immediately execute the necessary procedures for preparing a notarized instrument for the obligations hereunder, which acknowledges compulsory enforcement with a clear statement of an acceleration. The expenses needed for this shall be borne by the Obligor and the joint guarantor.

Article 7 (Assignment of Claims)

1.	Your company may assign in the future all or part of the loan claims hereunder to another financial institution (including trusts hereinafter in this article). The Obligor confirms that even after such assignment of claims, the provisions of the Agreement on Banking Transactions, and this agreement between the Obligor and your company will remain applicable.

2.	The Obligor agrees, regarding claims assigned by your company under the preceding paragraph, that your company as the agent of the assignee may take procedures for the management and collection of the claims hereunder to the extent your company is commissioned by the assignee (including beneficiaries of a trust hereinafter in this article).

3.	Where claims under this agreement use the guarantee of the credit guarantee association, your company shall obtain the credit guarantee association’s approval in advance when your company assigns the claims under paragraph 1.

Article 8 (Prohibition of Assignment and Pledge of Rights and Obligations)

Without your company’s consent, the Obligor and the joint guarantor shall not assign this agreement or the rights and obligation thereunder to a third party in whole or in part and shall not create a right of pledge or any other security right on them.

Article 9 (Guarantee)

1.	The joint guarantor shall be liable, under the Obligor’s entrustment, to guarantee jointly and severally with the Obligor all obligations that the Obligor bears to your company incidental to transactions hereunder, and the performance thereof shall be governed by this agreement in addition to the provisions of the Agreement on Banking Transactions separately executed by the Obligor.

2.	The joint guarantor shall not offset obligations against deposits or other claims that the Obligor holds against your company.

3.	The joint guarantor shall not claim exemptions when your company changes or releases collateral or any other security for its convenience.

4.	When the joint guarantor has performed the liability for guarantee, the joint guarantor shall not exercise any rights it obtains from your company for subrogation without your company’s consent to the extent transactions are ongoing between the Obligor and your company. When requested by your company, the joint guarantor shall assign its rights or order to your company without compensation.

5.	If the joint guarantor has provided any other guarantee for transactions between the Obligor and your company, such guarantee shall not be affected by the guarantee contract hereunder, and if it has provided any other guarantee for which a limit amount is stipulated, the amount of guarantee hereunder shall be added to such guarantee limit. The same applies where the joint guarantor guarantees other future transactions between the Obligor and your company.

6.	When your company demands the performance of obligations from any of the joint guarantors or persons who assume the obligations or their general successor, such demand for performance shall take effect with respect to the Obligor and other joint guarantors.

7.	If your company is requested by a guarantor (including guarantors not under the Obligor’s entrustment), the Obligor shall agree that your company may provide the guarantor with the information prescribed in Article 458-2 of the Civil Code (whether or not there has been a default on the principal of the principal obligation or on any interest, penalty, or damages related to the principal obligation or any other items secondary to the obligation, as well as the remaining amount of these items and the amount of those already due).

8.	The joint guarantor shall immediately give a written report to your company for any change of its seal, corporate or trade name, representative, address, or any other item reported to your company.

9.	If notice or document given or sent by your company delays or fails to reach the joint guarantor for any reason attributable to the joint guarantor, including a failure to report under the preceding paragraph, or a failure to receive notice from your company, it shall be deemed to have reached at the time when it usually reaches.

[Special Provision: A rule applied when the liability for guarantee is performed]

If the joint guarantor files a petition for liquidation to settle the liability for guarantee hereunder in accordance with the Guidelines for Management Guarantee published on December 5, 2013, (including any revisions after publication; hereinafter the “Guidelines”) of the Study Group on Guidelines for Management Guarantee (secretariat: the Japanese Bankers Association, the Japan Chamber of Commerce and Industry), the bank shall strive to respond in good faith to such liquidation in accordance with the Guidelines.

Article 10 (Confirmation of Information Provision)

1.	The Obligor has provided the guarantor with the same information it provided to the creditor regarding the following items:

(i)	Conditions of assets and income/expenditure of the Obligor

(ii)	Whether the Obligor bears any other obligations than those hereunder, their amount, and the status of their performance

(iii)	Where applicable, a statement that the Obligor has provided or intends to provide any other collateral for the obligations hereunder, and the details of the collateral

2.	The guarantor has received from the Obligor information on the following items:

(i)	Conditions of assets and income/expenditure of the Obligor

(ii)	Whether the Obligor bears any other obligations than those hereunder, their amount, and the status of their performance

(iii)	Where applicable, a statement that the Obligor has provided or intends to provide any other collateral for the obligations hereunder, and the details of the collateral

Article 11 (Accountability)

The Obligor and the joint guarantor confirm that they sufficiently understand the provisions of this agreement and that they will execute and perform this agreement at their own accountability.

Article 12 (Agreed Jurisdiction)

The parties agree that any lawsuit needed in connection with any transaction hereunder shall be submitted to the district court of Osaka or Tokyo or the court with jurisdiction over the location of the transaction office.